FOR IMMEDIATE RELEASE
February 28, 2017
NYSE Symbol: CPK

CHESAPEAKE UTILITIES' STRONG 2016 PERFORMANCE MARKS TENTH
STRAIGHT YEAR OF RECORD EARNINGS

•	Net income totaled $44.7 million or $2.86 per share in 2016

•	Fourth quarter net income totaled $11.9 million or $0.73 per share

•	Strong growth in the natural gas distribution and transmission businesses generated record financial results and offset the impact of significantly warmer temperatures and trading losses from Xeron

•	Eight Flags' Combined Heat & Power plant is now fully operational and generating both regulated and non-regulated energy operating income

•	Higher operating income from Aspire Energy's first full calendar year of operations

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced financial results for the year and the fourth quarter ended December 31, 2016. The Company's net income for the year ended December 31, 2016 was $44.7 million, or $2.86 per share, an increase of $3.5 million, or $0.14 per share, compared to 2015. The growth in net income and earnings per share in 2016 occurred despite the negative impact of warmer temperatures in 2016, primarily during the first quarter, and trading losses from Xeron. The higher earnings resulted from growth in the Company’s natural gas transmission and distribution businesses, increased earnings from Aspire Energy of Ohio, LLC ("Aspire Energy"), income generated from the Combined Heat & Power ("CHP") plant and increased gross margin generated by additional investments in the Florida Gas Reliability Infrastructure Program ("GRIP").

For the fourth quarter of 2016, the Company reported net income of $11.9 million, or $0.73 per share, an increase of $3.2 million, or $0.17 per share, compared to the same quarter in 2015. This increase was driven by the same factors that drove higher earnings for the year as well as higher propane gas sales in the Company's Delmarva Peninsula propane distribution business.

"Our performance during 2016 was exceptional as our earnings per share set a record for the tenth consecutive year, surpassing 2015 by 5.1 percent, despite the warmer winter weather in the first quarter,” stated Michael P. McMasters, President and Chief Executive Officer. “This accomplishment flows from the strategic investments we have made to propel diversified growth in our energy businesses. Our employees' creative energy has produced this powerful growth; their hard work, service ethic and financial discipline have driven our ten years of success. We remain committed to the execution of our strategy in 2017," added Mr. McMasters.

A more detailed discussion and analysis of the Company's results for each segment is provided in the following pages.

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Operating Results for the Years Ended December 31, 2016 and 2015

Operating income increased by $6.3 million to $84.1 million for 2016. This increase was driven by a $21.6 million, or 9.0 percent, increase in gross margin, which was partially offset by a $15.3 million increase in operating expenses. Excluding the net non-recurring gain associated with a customer billing system settlement recognized in 2015, operating income increased by $7.7 million, or 10.1 percent, in 2016.

Regulated Energy
Operating income for the Regulated Energy segment increased by $8.9 million in 2016 compared to 2015. This increase was driven by a higher gross margin of $17.0 million, which was partially offset by an increase of $8.1 million in operating expenses. The significant components of the gross margin increase included:

•
$7.2 million generated from natural gas transmission expansions completed in 2014 and 2015, as well as interim services provided pending completion of new facilities, which are more fully discussed in the “Major Projects and Initiatives” section later in this press release;

•	$4.0 million generated by additional GRIP investments in the Florida natural gas distribution operations;

•	$2.7 million from customer growth in natural gas distribution and transmission services over and above the growth attributable to recent service expansions;

•	$1.5 million generated from the partial year implementation of new rates for the Company’s Delaware natural gas distribution division;

•	$1.4 million from new natural gas transmission and distribution services provided to Eight Flags Energy, LLC's ("Eight Flags") CHP plant; and

•	$736,000 from higher margins generated by Sandpiper Energy, Inc. ("Sandpiper") associated with the continued conversion of its distribution system from propane to natural gas.
The significant drivers of the $8.1 million increase in operating expenses included:

•	$3.6 million in higher staffing and associated costs for additional personnel to support growth;

•	$2.6 million in higher depreciation, asset removal and property tax costs associated with recent capital investments to support growth and system integrity; and

•	$1.4 million due to the absence of a $1.5 million gain from a customer billing system settlement in 2015.

Unregulated Energy

Operating income for the Unregulated Energy segment decreased by $2.5 million in 2016 compared to 2015. This decrease resulted from lower gross margin due primarily to warmer than normal weather during the first quarter of 2016, as well as lower propane retail margins per gallon throughout 2016 as margins returned to more normal levels. Despite these impacts, gross margin for the Unregulated Energy segment increased $4.6 million in 2016, compared to 2015, driven by growth from Aspire Energy, the Eight Flags' CHP plant, and the Company's natural gas marketing subsidiary, Peninsula Energy Services Company, Inc. ("PESCO"). The higher gross margin was more than offset by increased operating expenses of $7.1 million, which reflects the significant growth the Company experienced in 2016.
Gross margin increased $4.6 million, largely as a result of the following:

•	$4.2 million from Aspire Energy, due to the fact that 2015 reflected only nine months of margin for Aspire Energy, which became a wholly-owned subsidiary of Chesapeake Utilities on April 1, 2015;

•
$1.7 million from Aspire Energy as a result of pricing amendments to long-term gas sales agreements, additional management fees and higher volumes of natural gas delivered to or on behalf of certain of its customers;

•	$3.6 million from Eight Flags' CHP plant, which commenced operations in June 2016; and

•	$1.0 million from PESCO due to an increase in the number of contracts and customers served.

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The above increases were offset by the following:

•	$2.8 million of lower gross margin for the Company's propane distribution operations as propane retail margins per gallon returned to more normal levels;

•
$1.4 million of lower gross margin due to lower customer consumption of propane mainly as a result of warmer than normal temperatures on the Delmarva Peninsula, primarily during the first quarter of 2016 compared to colder than normal temperatures during the first quarter of 2015; and

•	$847,000 of lower gross margin from Xeron.
The significant components of the $7.1 million increase in operating expenses included:

•
$2.8 million incurred by Aspire Energy, $1.6 million of which occurred in the first quarter of 2016, compared to zero in the first quarter of 2015 prior to the closing of the acquisition of Aspire Energy’s operations;

•	$2.4 million in operating expenses incurred by the Eight Flags' CHP plant, which commenced operations in June 2016;

•	$817,000 in higher staffing and associated costs for additional personnel to support growth; and

•	$683,000 in higher outside services costs primarily associated with growth and ongoing compliance activities.

Operating Results for the Quarters Ended December 31, 2016 and 2015

The Company’s operating income for the fourth quarter of 2016 was $21.8 million, an increase of $5.6 million, compared to the same quarter in 2015. The increased operating income was due to growth in both the Regulated Energy and Unregulated Energy segments.
Regulated Energy Segment
Operating income for the Regulated Energy segment increased by $3.8 million to $17.2 million in the fourth quarter of 2016, compared to the same quarter in 2015. The increased operating income resulted from a $5.6 million increase in gross margin, partially offset by a $1.8 million increase in operating expenses. The significant components of the gross margin increase included:

•
$1.7 million generated from natural gas transmission expansions completed in 2014 and 2015, as well as interim services pending completion of new facilities, which are discussed in the “Major Projects and Initiatives” section later in this press release;

•	$1.2 million as a result of colder weather experienced during the fourth quarter of 2016;

•	$975,000 generated by additional GRIP investments in the Florida natural gas distribution operations;

•	$794,000 from customer growth in natural gas distribution services, unrelated to a recent service expansion offset by $304,000 in decreased margin from interruptible service to customers; and

•	$477,000 from new natural gas transmission and distribution services provided to Eight Flags' CHP plant.
The significant components of the $1.8 million increase in operating expenses included:

•	$1.2 million in higher staffing and associated costs for additional personnel to support growth; and

•	$1.1 million in higher depreciation expense, amortization, asset removal and property tax costs associated with capital investments to support growth and maintain system integrity.

Unregulated Energy Segment

Operating income for the Unregulated Energy segment for the fourth quarter of 2016 was $4.6 million, an increase of $1.9 million compared to operating income for the same quarter in 2015. The increased operating income resulted from a $5.2 million increase in gross margin, offset by a $3.3 million increase in operating expenses. The significant components of the gross margin increase included:

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•	$2.4 million from higher propane gas sales by the Company's propane distribution operation primarily on the Delmarva Peninsula in response to colder weather quarter-over-quarter;

•	$1.9 million from Eight Flags' CHP plant; and

•
$1.4 million from Aspire Energy as a result of pricing amendments to long-term gas sales agreements, additional management fees and higher volumes of natural gas delivered to or on behalf of certain of its customers; which increases were offset by

•	$427,000 of lower gross margin from Xeron.
The significant components of the $3.3 million increase in operating expenses included:

•	$1.3 million in operating expenses incurred by Eight Flags' CHP plant;

•	$738,000 in higher staffing and associated costs for additional personnel to support growth;

•	$344,000 in operating expenses, primarily higher staffing and associated costs as well as depreciation expense, incurred by Aspire Energy; and

•	$289,000 in higher outside service expenses and facilities maintenance expenses.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2016 Annual Report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Unless otherwise noted, earnings per share information is presented on a diluted basis.

Conference Call
Chesapeake Utilities Corporation will host a conference call on March 1, 2017 at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the year and quarter ended December 31, 2016. To participate in this call, dial 855.801.6270 and reference Chesapeake Utilities' 2016 Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com/results.cfm or download the replay on your mobile device by accessing the Audiocast section of the Company's IR App.
About Chesapeake Utilities Corporation
Chesapeake Utilities is a diversified energy company engaged in natural gas distribution, transmission, gathering and processing, and marketing; electricity generation and distribution; propane gas distribution; propane and crude oil wholesale marketing; and other businesses. Information about Chesapeake Utilities and its family of businesses is available at http://www.chpk.com or through its IR App.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799

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Financial Summary
(in thousands, except per-share data)

	Year Ended		Fourth Quarter
For the Periods Ended December 31,	2016	2015	2016	2015
Gross Margin (1)
Regulated Energy	$196,080	$179,088	$50,633	$45,064
Unregulated Energy	64,962	60,317	19,582	14,388
Other businesses and eliminations	(225)	(203)	(58)	(46)
Total Gross Margin	$260,817	$239,202	$70,157	$59,406

Operating Income
Regulated Energy	$69,851	$60,985	$17,191	$13,369
Unregulated Energy	13,844	16,355	4,577	2,689
Other businesses and eliminations	401	418	51	113
Total Operating Income	$84,096	$77,758	$21,819	$16,171

Other (expense) income	(441)	293	(372)	297
Interest charges	10,639	10,006	2,643	2,582
Income taxes	28,341	26,905	6,941	5,267
Net Income	$44,675	$41,140	$11,863	$8,619

Earnings Per Share of Common Stock
Basic	$2.87	$2.73	$0.73	$0.56
Diluted	$2.86	$2.72	$0.73	$0.56

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities and excludes depreciation, amortization and accretion. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with GAAP. Chesapeake Utilities believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake Utilities' management uses gross margin in measuring its business units’ performance. Other companies may calculate gross margin in a different manner.

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Financial Summary Highlights

Key variances for the year ended December 31, 2016 included:

(in thousands, except per share)	Pre-tax Income		Net Income		Earnings Per Share
Year ended December 31, 2015 Reported Results	$68,045		$41,140		$2.72

Adjusting for unusual items:
Weather impact, primarily in the first quarter	(3,595)		(2,200)		(0.15)
Net gain from settlement agreement associated with customer billing system	(1,370)		(838)		(0.06)
	(4,965)		(3,038)		(0.21)
Increased (Decreased) Gross Margins:
Service expansions*	7,192		4,400		0.30
Eight Flags' CHP*	4,998		3,058		0.21
GRIP*	4,044		2,474		0.17
Natural Gas Growth (excluding service expansions)	2,734		1,673		0.11
Lower retail propane margins	(2,770)		(1,695)		(0.11)
Higher customer consumption - other	1,899		1,162		0.08
Implementation of Delaware Division new rates*	1,487		910		0.06
Natural gas marketing	1,043		638		0.04
Xeron trading losses	(847)		(518)		(0.04)
Sandpiper margins associated with conversions	736		450		0.03
Sharp energy-related services	(512)		(313)		(0.02)
	20,004		12,239		0.83
Increased Other Operating Expenses:
Higher staffing and associated costs	(4,443)		(2,718)		(0.18)
Higher depreciation, asset removal and property tax costs	(2,952)		(1,806)		(0.12)
Eight Flags' operating expenses	(2,432)		(1,488)		(0.10)
Higher outside service and facility maintenance costs	(974)		(596)		(0.04)
	(10,801)		(6,608)		(0.44)

Net contribution from Aspire Energy	3,130		1,915		0.09
Impact of common stock issuance	—		—		(0.05)
Interest charges	(633)		(387)		(0.03)
Change in other income (expense)	(734)		(449)		(0.03)
Tax rate changes	—		530		0.04
Net other changes	(1,030)	—	(667)	—	(0.06)
Year ended December 31, 2016 Reported Results	$73,016		$44,675		$2.86

* See the Major Projects and Initiatives table later in this press release.

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Key variances for the quarter ended December 31, 2016 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Fourth Quarter of 2015 Reported Results	$13,886	$8,619	$0.56

Adjusting for unusual items:
Weather impact	3,408	2,150	0.14
	3,408	2,150	0.14
Increased (Decreased) Gross Margins:
Eight Flags' CHP*	2,416	1,525	0.10
Service expansions*	1,676	1,057	0.07
GRIP*	975	615	0.04
Higher customer consumption - other	755	476	0.03
Natural gas growth (excluding service expansions)	490	309	0.02
Xeron trading losses	(427)	(269)	(0.02)
Lower retail propane margins	(345)	(218)	(0.01)
Wholesale propane margins	173	109	0.01
Implementation of Delaware Division new rates*	140	88	0.01
	5,853	3,692	0.25
(Increased) Decreased Other Operating Expenses:
Higher staffing and associated costs	(1,945)	(1,227)	(0.08)
Eight Flags' operating expenses	(1,297)	(818)	(0.05)
Higher depreciation, asset removal and property tax costs	(1,175)	(741)	(0.05)
Lower outside services and facility maintenance costs	741	468	0.03
	(3,676)	(2,318)	(0.15)

Net contribution from Aspire Energy	1,060	669	0.04
Impact of common stock issuance	—	—	(0.05)
Interest charges	(61)	(39)	—
Change in income (expense)	(669)	(422)	(0.03)
Net other changes	(997)	(488)	(0.03)
Fourth Quarter of 2016 Reported Results	$18,804	$11,863	$0.73
* See the Major Projects and Initiatives table later in this press release.

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The following information highlights certain key factors contributing to the Company’s results for the year and quarter ended December 31, 2016:

Major Projects and Initiatives

The following table summarizes gross margin for the Company's existing and future major projects and initiatives. Gross margin reflects operating revenue less cost of sales, excluding depreciation, amortization and accretion (dollars in thousands):

	Gross Margin for the Period
	Year Ended			Three Months Ended
	December 31,			December 31,			Estimate
	2016	2015	Variance	2016	2015	Variance	2017	2018
Existing Major Projects and Initiatives
Capital Investment Projects	$43,717	$21,536	$22,181	$13,693	$7,220	$6,473	$48,185	$47,107
Regulatory Proceedings	1,487	—	1,487	140	—	140	2,250	2,250
Total Existing Major Projects and Initiatives	$45,204	$21,536	$23,668	$13,833	$7,220	$6,613	$50,435	$49,357
Future Major Projects and Initiatives
Capital Investment Projects (1)	$—	$—	$—	$—	$—	$—	$2,250	$20,238
Regulatory Proceedings (2), (3)	—	—	—	—	—	—	—	—
Total Future Major Projects and Initiatives	$—	$—	$—	$—	$—	$—	$2,250	$20,238
Total	$45,204	$21,536	$23,668	$13,833	$7,220	$6,613	$52,685	$69,595
(1) This represents gross margin for the System Reliability and 2017 Expansion projects.
(2) In January 2017, Eastern Shore filed a rate case with the Federal Energy Regulatory Commission ("FERC"). The outcome of the rate case is not known at this time.
(3) In February 2017, FPU's electric division filed a petition with the Florida Public Service Commission ("PSC") requesting a temporary surcharge mechanism to recover the costs, inclusive of an appropriate return on investment, associated with essential reliability and modernization projects on its electric distribution system. The gross margin impact related with this action is not known at this time.

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Existing Major Projects and Initiatives
The following summarizes the Company's major projects and initiatives commenced since 2014 and 2015. (dollars in thousands):

	Gross Margin for the Period
(in thousands)	Year Ended			Three Months Ended
	December 31,			December 31,			Estimate for
	2016	2015	Variance	2016	2015	Variance	2017	2018
Capital Investment Projects:
Acquisition:
Aspire Energy	$12,271	$6,324	$5,947	$4,068	$2,663	$1,405	$13,376	$14,302
Service Expansions:
Short-term contracts
Delaware	$11,454	$4,952	$6,502	$3,184	$1,501	$1,683	$4,339	$714
Total short-term contracts	$11,454	$4,952	$6,502	$3,184	$1,501	$1,683	$4,339	$714
Long-term Contracts
Delaware	$1,815	$1,844	$(29)	$449	$455	$(6)	$6,965	$7,605
Florida	1,627	908	719	407	407	—	1,622	1,622
Total long-term contracts	$3,442	$2,752	$690	$856	$862	$(6)	$8,587	$9,227
Total Service Expansions	$14,896	$7,704	$7,192	$4,040	$2,363	$1,677	$12,926	$9,941
Florida GRIP	$11,552	$7,508	$4,044	$3,169	$2,194	$975	$13,727	$14,407
Eight Flags' CHP Plant	$4,998	$—	$4,998	$2,416	$—	$2,416	$8,156	$8,457
Total Capital Investment Projects	$43,717	$21,536	$22,181	$13,693	$7,220	$6,473	$48,185	$47,107
Existing Regulatory Proceedings:
Delaware Division Rate Case	$1,487	$—	$1,487	$140	$—	$140	$2,250	$2,250
Total Existing Regulatory Proceedings	$1,487	$—	$1,487	$140	$—	$140	$2,250	$2,250
Total Existing Major Projects and Initiatives	$45,204	$21,536	$23,668	$13,833	$7,220	$6,613	$50,435	$49,357

Aspire Energy
Aspire Energy generated $5.9 million and $1.4 million in additional gross margin for the year and quarter ended December 31, 2016, respectively, compared to the same periods in 2015. Of the $5.9 million of 2016 gross margin, $4.2 million of gross margin was generated in the first quarter of 2016. Aspire Energy's gross margin for the year ended December 31, 2015 was lower due in part to the fact that the period included only nine months of results commencing on April 1, 2015. Aspire Energy also generated additional gross margin in 2016 from pricing amendments to long-term gas sales agreements, additional management fees and higher volumes of natural gas delivered to or on behalf of certain of its customers.
Service Expansions
In January 2015, the Florida PSC approved a firm transportation agreement between Peninsula Pipeline and our Florida natural gas distribution division. Pursuant to this agreement, Peninsula Pipeline provides natural gas transmission service to support our expansion of natural gas distribution service in Polk County, Florida. Peninsula Pipeline began the initial phase of its service to Chesapeake Utilities' Florida natural gas distribution division in March 2015. This new service generated $719,000 of additional gross margin for the year ended December 31, 2016 and produced approximately the same gross margin in the fourth quarters of 2015 and 2016.

In April 2015, Eastern Shore commenced interruptible service to an electric power generator in Kent County, Delaware. The interruptible service concluded in December 2015 and was replaced by a short-term OPT ≤ 90 service, which generated additional gross margin of $5.4 million and $1.0 million for the year and quarter ended December 31, 2016, respectively, compared to the same periods in 2015. The Company has executed

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a 20-year long-term OPT 90 ≤ service agreement with this customer to be effective March 1, 2017, and has filed an agreement with FERC requesting: (i) the service to be effective March 1, 2017; and (ii) a waiver of the 30 day notice requirement in order to have it become effective March 1, 2017.
In October 2015, Eastern Shore submitted an application to the FERC to make certain measurement and related improvements at its Texas Eastern Transmission, LP ("TETLP") interconnect facilities to enable Eastern Shore to increase natural gas receipts from TETLP by 53,000 Dts/d for a total capacity of 160,000 Dts/d. In December 2015, the FERC authorized Eastern Shore to proceed with this project, which was completed and placed in service in March 2016. Approximately 60 percent of the increased capacity has been subscribed on a short-term firm service basis. This service generated an additional gross margin of $1.4 million and $646,000 for the year and quarter ended December 31, 2016, respectively, compared to the same periods in 2015. The remaining capacity is available for firm or interruptible service.

GRIP
GRIP is a natural gas pipe replacement program approved by the Florida PSC. Since the inception of the program in August 2012, the Company has invested $102.8 million and replaced 214 miles of qualifying distribution mains, $26.0 million of which was invested during 2016. The increased investment in GRIP generated additional gross margin of $4.0 million and $975,000 for the year and quarter ended December 31, 2016, respectively, compared to the same periods in 2015.

Eight Flags' CHP plant
In June 2016, Eight Flags, completed construction of a CHP plant on Amelia Island, Florida, and began selling power generated from the CHP plant to FPU, pursuant to a 20-year power purchase agreement, for distribution to its retail electric customers. In July 2016, it also started selling steam to Rayonier pursuant to a separate 20-year contract.
The CHP plant is powered by natural gas transported by FPU through its distribution system and Peninsula Pipeline, through its intrastate pipeline. Eight Flags and other affiliates of Chesapeake Utilities generated $5.0 million and $2.4 million in additional gross margin for the year and quarter ended December 31, 2016, respectively. These amounts include gross margin of $1.4 million and $477,000 for the year and quarter ended December 31, 2016, respectively, from natural gas distribution and transportation services provided by the Company's affiliates.
Future Major Projects and Initiatives
White Oak Mainline Expansion Project: In August 2014, Eastern Shore entered into a precedent agreement with an electric power generator in Kent County, Delaware, to provide a 20-year natural gas transmission service for 45,000 Dts/d for the customer's facility, upon the satisfaction of certain conditions. This new service will be provided as a long-term OPT ≤ 90 service and is expected to generate at least $5.8 million in annual gross margin. In November 2014, Eastern Shore requested authorization by the FERC to construct 5.4 miles of 16-inch pipeline looping and 3,550 horsepower of new compression in Delaware to provide this service. As previously discussed, during the year ended December 31, 2016, compared to the year ended December 31, 2015, the Company generated $5.4 million, respectively, in additional gross margin by providing short-term OPT ≤ 90 service to this customer. In July 2016, the FERC authorized Eastern Shore to construct and operate the proposed White Oak Mainline Project. Construction of the project is underway. Long-term service is expected to commence on March 1, 2017.

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System Reliability Project: In July 2016, the FERC authorized Eastern Shore to construct and operate approximately 10.1 miles of 16-inch pipeline looping and auxiliary facilities in New Castle and Kent Counties, Delaware, and a new compressor at its existing Bridgeville compressor station in Sussex County, Delaware. Construction of the project is underway and is expected to be completed in April 2017. Since the project is intended to improve system reliability, Eastern Shore requested a predetermination of rolled-in rate treatment for the costs of the project and an order granting the requested authorization. This project was included in Eastern Shore's January 2017 rate case filing. The estimated annual gross margin associated with this project, assuming recovery in the 2017 rate case, is approximately $4.5 million.
2017 Expansion Project: In May 2016, Eastern Shore submitted a request to the FERC to initiate the FERC's pre-filing procedures for its proposed 2017 Expansion Project. The 2017 Expansion Project will provide 61,162 Dts/d of additional firm natural gas transportation service pursuant to precedent agreements Eastern Shore entered into with four existing customers as well as the Company's affiliates. Facilities required to provide this new service will consist of: (i) approximately 23 miles of pipeline looping in Pennsylvania, Maryland and Delaware; (ii) upgrades to existing metering facilities in Lancaster County, Pennsylvania; (iii) installation of an additional 3,550 horsepower compressor unit at Eastern Shore’s existing Daleville compressor station in Chester County, Pennsylvania; and (iv) approximately 17 miles of new mainline extension and two pressure control stations in Sussex County, Delaware.
In December 2016, Eastern Shore filed its certificate of public convenience and necessity application, requesting that the FERC approve the project in May, 2017. Assuming approval is obtained at that time, the Company anticipates service commencing by the end of the year. The project will generate approximately $15.7 million of gross margin in the first full year after the new transportation services go into effect. The estimated cost of this expansion project is $98.6 million.
Weather and Consumption
Warmer temperatures in 2016, particularly during the first quarter of the year when the demand for natural gas and propane is normally higher, reduced consumption and, therefore, reduced gross margin for the year ended December 31, 2016, by $3.6 million, compared to 2015. The following table summarizes the heating degree-days ('HDD") and cooling degree-days ("CDD") information for the years and quarters ended December 31, 2016 and 2015 and shows variances between actual and “Normal” (10-year average) HDD and CDD for those periods.

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HDD and CDD Information

For the Periods Ended December 31,	2016	2015	Variance	Q4 2016	Q4 2015	Variance
Delmarva
Actual HDD	3,979	4,363	(384)	1,389	1,114	275
10-Year Average HDD ("Normal")	4,453	4,496	(43)	1,533	1,588	(55)
Variance from Normal	(474)	(133)		(144)	(474)

Florida
Actual HDD	672	569	103	158	68	90
10-Year Average HDD ("Normal")	828	859	(31)	275	302	(27)
Variance from Normal	(156)	(290)		(117)	(234)

Ohio
Actual HDD	5,818	2,404	N/A(1)	2,071	1,693	378
10-Year Average HDD ("Normal")	6,078	2,903	N/A(1)	2,099	2,100	(1)
Variance from Normal	(260)	(499)		(28)	(407)

Florida
Actual CDD	3,152	3,338	(186)	360	511	(151)
10-Year Average CDD ("Normal")	2,820	2,760	60	272	254	18
Variance from Normal	332	578		88	257
(1) HDD for Ohio for 2015 is presented from April 1, 2015 through December 31, 2015, since Aspire Energy commenced operations on April 1, 2015.

Propane Margins
A return to more normal retail propane margins per gallon for our Delmarva and Florida propane distribution operations decreased gross margin by $2.8 million in 2016, of which $2.4 million is associated with the larger Delmarva Peninsula propane distribution operation. As expected, the level of retail margins per gallon generated during 2015 were not sustained. The Company continues to assume more normal levels of margins in its long-term financial plans and forecasts.

PESCO
PESCO provides natural gas supply and services to residential, commercial, industrial and wholesale customers. PESCO operates primarily in Florida, on the Delmarva Peninsula, and in Ohio, competing with regulated utilities and other unregulated third-party marketers to sell natural gas supplies directly to commercial and industrial customers through competitively-priced contracts. PESCO, which does not currently own or operate any natural gas transmission or distribution assets, sells gas that is delivered to retail or wholesale customers through affiliated and non-affiliated local distribution company systems and transmission pipelines.

In October 2016, the Delaware PSC approved PESCO as Asset Manager for the Company's Delaware natural gas distribution division under a three-year agreement, which goes into effect on April 1, 2017, to provide gas supply and capacity on regional pipelines and in storage facilities.

Operating revenues for PESCO were $95.4 million and $32.2 million for the year and quarter ended December 31, 2016, respectively, compared to $56.2 million and $14.9 million for the year and quarter ended December 31, 2015. The majority of this revenue growth was attributable to growth in customers served and volumes sold in Florida, on the Delmarva Peninsula and in Ohio.

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13-13-13-13

Gross margin for PESCO was $4.6 million and $642,000 for the year and quarter ended December 31, 2016, respectively, compared to $3.6 million and $660,000 for the year and quarter ended December 31, 2015, respectively. Favorable results in 2016 from increased customer contracts in Florida and on the Delmarva Peninsula were offset by a $1.5 million loss associated with a supplier agreement entered into by PESCO to service approximately 40,000 end users on behalf of a customer, where revenue from transported volumes was insufficient to cover PESCO’s fixed storage and pipeline fees, given the seasonality of volumes as well as warmer temperatures. Under the contract, PESCO pays fixed storage and pipeline fees over the entire twelve-month period, although the projected volumes are expected to be highest in the first quarter of 2017 followed by the fourth quarter of 2016 (contract period of April 1, 2016 - March 31, 2017).
Operating income (loss) for PESCO was $1.9 million and $(341,000) for the year and quarter ended December 31, 2016, respectively, compared to $1.9 million and $183,000 for the year and quarter ended December 31, 2015, respectively. PESCO experienced $1.0 million of increased operating expenses in 2016 due to higher costs related to additional staffing.
Xeron
Xeron trades in short-term natural gas liquids and crude oil forward and futures contracts on the InterContinentalExchange, Inc. Xeron settles its purchases and sales financially, without taking physical delivery of the propane or crude oil. The level and profitability of the propane and crude oil wholesale marketing trading activity is affected by both propane and crude oil wholesale price volatility and liquidity in the wholesale market.
Gross margin for Xeron was ($546,000) and ($590,000) for the year and quarter ended December 31, 2016, respectively, compared to gross margin of $301,000 and gross margin loss ($163,000) for the year and quarter ended December 31, 2015, respectively. Xeron's operating loss was ($1.6 million) and ($855,000) for the year and quarter ended December 31, 2016, respectively, compared to an operating loss of ($765,000) and ($405,000) for the year and quarter ended December 31, 2015, respectively. Results in both years were impacted by unfavorable crude oil and propane futures trading. At December 31, 2016, Xeron did not have any open futures or forward contracts.
Other Natural Gas Growth - Distribution Operations
The natural gas distribution operations on the Delmarva Peninsula generated $1.5 million and $376,000 in additional gross margin for the year and quarter ended December 31, 2016, respectively, compared to the same periods in 2015, due to an increase in residential, commercial and industrial customers served over and above the growth from service expansions. The average number of residential customers on the Delmarva Peninsula increased by 3.6 percent in 2016 compared to 2015. The natural gas distribution operations in Florida generated $1.2 million and $418,000 in additional gross margin for the year and quarter ended December 31, 2016, respectively, compared to the same periods in 2015, due primarily to an increase in commercial and industrial customers in Florida.
Regulatory Proceedings
Delaware division rate case
In December 2016, the Delaware PSC approved a settlement agreement related to the Company's Delaware division rate case filing, as recommended by the Hearing Examiner's report. The settlement agreement, among other things, provided for an increase in the Company's Delaware division annual revenue requirement of $2.25 million and a rate of return on common equity of 9.75 percent. The new rates are effective for all services rendered on or after January 1, 2017. Amounts collected through interim rates in excess of the current portion of the $2.25 million settlement were accrued for refund as of December 31, 2016 and will be distributed to ratepayers beginning in the first quarter of 2017. The accrued refund had no material effect on results for the year ended December 31, 2016.

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14-14-14-14

Eastern Shore Rate Case
In January 2017, Eastern Shore filed a base rate proceeding with the FERC, as required by the terms of its 2012 rate case settlement agreement. Eastern Shore's proposed rates are based on the mainline cost of service of approximately $60 million, resulting in an overall revenue increase of approximately $18.9 million and a rate of return on common equity of 13.75 percent. The FERC issued a notice of the filing in January 2017, and the comment period ended on February 8, 2017. Fourteen parties intervened in the proceeding with six of those parties filing protests. New rates are proposed to be effective on March 1, 2017. However, the FERC typically suspends the rates for a period of five months. At the end of the suspension period, Eastern Shore will file a motion to implement new rates effective August 1, 2017. Eastern Shore will respond to any comments filed.
Electric System Transformation and Reliability program
In February, 2017, FPU’s electric division filed a petition with the Florida PSC, requesting a temporary surcharge mechanism to recover costs, inclusive of an appropriate return on investment, associated with an essential reliability and modernization project on its electric distribution system. The Company is seeking approval to invest approximately $59.8 million, over a five-year period associated with this project. In February, 2017, the Office of Public Counsel intervened in this petition. The outcome of the Company's petition is not known at this time.

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15-15-15-15

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) For the Periods Ended December 31, 2016 and 2015 (in thousands, except shares and per share data)

	Year Ended		Fourth Quarter
	2016	2015	2016	2015
Operating Revenues
Regulated Energy	$305,689	$301,902	$79,059	$66,464
Unregulated Energy	203,778	162,108	67,417	38,944
Other businesses and eliminations	(10,607)	(4,766)	(4,602)	(841)
Total Operating Revenues	498,860	459,244	141,874	104,567
Operating Expenses
Regulated energy cost of sales	109,609	122,814	28,425	21,399
Unregulated energy and other cost of sales	128,434	97,228	43,291	23,762
Operations	117,571	107,562	32,200	28,042
Maintenance	12,391	11,803	3,466	3,769
(Gain from a settlement)	(130)	(1,500)	—	—
Depreciation and amortization	32,159	29,972	8,667	7,817
Other taxes	14,730	13,607	4,006	3,607
Total operating expenses	414,764	381,486	120,055	88,396
Operating Income	84,096	77,758	21,819	16,171
Other income (expense)	(441)	293	(372)	297
Interest charges	10,639	10,006	2,643	2,582
Income Before Income Taxes	73,016	68,045	18,804	13,886
Income taxes	28,341	26,905	6,941	5,267
Net Income	$44,675	$41,140	$11,863	$8,619

Weighted Average Common Shares Outstanding:
Basic	15,570,539	15,094,423	16,302,021	15,269,068
Diluted	15,613,091	15,143,373	16,349,110	15,320,587

Earnings Per Share of Common Stock:
Basic	$2.87	$2.73	$0.73	$0.56
Diluted	$2.86	$2.72	$0.73	$0.56

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16-16-16-16

Chesapeake Utilities Corporation and Subsidiaries Consolidated Balance Sheets (Unaudited)

	As of December 31,
Assets	2016	2015
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated energy	$957,681	$842,756
Unregulated energy	196,800	145,734
Other	21,114	18,999
Total property, plant and equipment	1,175,595	1,007,489
Less: Accumulated depreciation and amortization	(245,207)	(215,313)
Plus: Construction work in progress	56,276	62,774
Net property, plant and equipment	986,664	854,950
Current Assets
Cash and cash equivalents	4,178	2,855
Accounts receivable (less allowance for uncollectible accounts of $909 for 2016 and 2015)	62,803	41,007
Accrued revenue	16,986	12,452
Propane inventory, at average cost	6,457	6,619
Other inventory, at average cost	4,576	3,803
Regulatory assets	7,694	8,268
Storage gas prepayments	5,484	3,410
Income taxes receivable	22,888	24,950
Prepaid expenses	6,792	7,146
Mark-to-market energy assets	823	153
Other current assets	2,470	1,044
Total current assets	141,151	111,707
Deferred Charges and Other Assets
Goodwill	15,070	14,548
Other intangible assets, net	1,843	2,222
Investments, at fair value	4,902	3,644
Regulatory assets	76,803	77,519
Receivables and other deferred charges	2,786	2,831
Total deferred charges and other assets	101,404	100,764
Total Assets	$1,229,219	$1,067,421

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17-17-17-17

Chesapeake Utilities Corporation and Subsidiaries Consolidated Balance Sheets (Unaudited)

		As of December 31,
Capitalization and Liabilities		2016		2015
(in thousands, except shares and per share data)
Capitalization
	—		—
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding		$—		$—
Common stock, par value $0.4867 per share (authorized 25,000,000 shares)		7,935		7,432
Additional paid-in capital		250,967		190,311
Retained earnings		192,062		166,235
Accumulated other comprehensive loss		(4,878)		(5,840)
Deferred compensation obligation		2,416		1,883
Treasury stock		(2,416)		(1,883)
Total stockholders' equity		446,086		358,138
Long-term debt, net of current maturities		136,954		149,006
Total capitalization		583,040		507,144
Current Liabilities
Current portion of long-term debt		12,099		9,151
Short-term borrowing		209,871		173,397
Accounts payable		56,935		39,300
Customer deposits and refunds		29,238		27,173
Accrued interest		1,312		1,311
Dividends payable		4,973		4,390
Accrued compensation		10,496		10,014
Regulatory liabilities		1,291		7,365
Mark-to-market energy liabilities		773		433
Other accrued liabilities		7,063		7,059
Total current liabilities		334,051		279,593
Deferred Credits and Other Liabilities
Deferred income taxes		222,894		192,600
Regulatory liabilities		43,064		43,064
Environmental liabilities		8,592		8,942
Other pension and benefit costs		32,828		33,481
Deferred investment tax credits and Other liabilities		4,750		2,597
Total deferred credits and other liabilities		312,128		280,684
Total Capitalization and Liabilities		$1,229,219		$1,067,421

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18-18-18-18

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended December 31, 2016				For the Three Months Ended December 31, 2015
	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$12,767	$1,312	$7,442	$9,548	$10,406	$1,212	$5,299	$9,192
Commercial	6,697	1,323	7,657	9,890	5,826	1,201	5,870	10,061
Industrial	2,146	1,666	5,185	1,343	1,835	1,444	4,051	749
Other (1)	2,574	1,040	348	(2,095)	2,291	940	1,740	(3,975)
Total Operating Revenues	$24,184	$5,341	$20,632	$18,686	$20,358	$4,797	$16,960	$16,027

Volumes (in Dts for natural gas and MWHs for electric)
Residential	732,491	82,560	314,989	61,963	606,758	71,945	277,250	59,298
Commercial	867,780	1,942,337	499,922	71,258	741,866	1,347,148	531,743	74,124
Industrial	1,352,489	2,600,411	1,106,017	12,230	1,244,862	2,815,222	952,282	4,660
Other	24,514	—	521	1,906	25,647	—	66,868	(5,815)
Total	2,977,274	4,625,308	1,921,449	147,357	2,619,133	4,234,315	1,828,143	132,267

Average Customers
Residential	66,867	15,453	53,555	24,351	64,503	14,999	52,462	24,092
Commercial	6,746	1,399	4,200	7,420	6,636	1,388	4,220	7,385
Industrial	131	73	1,864	2	122	74	1,713	2
Other	6	—	—	—	4	—	—	—
Total	73,750	16,925	59,619	31,773	71,265	16,461	58,395	31,479

	For the Year Ended December 31, 2016				For the Year Ended December 31, 2015
	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities' Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$49,841	$5,289	$28,040	$46,459	$63,745	$5,000	$22,945	$46,686
Commercial	27,274	5,171	28,569	41,704	33,776	4,811	26,305	42,585
Industrial	7,420	6,474	20,583	3,497	7,214	5,981	16,007	3,111
Other (1)	1,409	3,704	(2,266)	(7,505)	(1,175)	3,215	2,297	(12,954)
Total Operating Revenues	$85,944	$20,638	$74,926	$84,155	$103,560	$19,007	$67,554	$79,428

Volumes (in Dts for natural gas and MWHs for electric)
Residential	3,227,594	342,964	1,308,906	303,654	3,734,888	327,218	1,247,820	303,642
Commercial	3,407,184	6,060,468	2,133,842	304,458	3,696,839	5,416,714	2,417,819	313,757
Industrial	5,032,872	11,005,835	4,290,371	29,700	4,617,183	11,002,944	3,987,899	18,880
Other	92,807	—	—	8,484	82,655	—	(84,763)	(1,740)
Total	11,760,457	17,409,267	7,733,119	646,296	12,131,565	16,746,876	7,568,775	634,539

Average Customers
Residential	66,175	15,340	53,300	24,289	63,901	14,854	52,046	24,039
Commercial	6,746	1,393	4,236	7,404	6,637	1,360	4,249	7,389
Industrial	125	73	1,786	2	118	69	1,633	2
Other	5	—	—	—	5	—	—	—
Total	73,051	16,806	59,322	31,695	70,661	16,283	57,928	31,430

(1) Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.